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                                                                   EXHIBIT 6.(a)


INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Post-Effective Amendment No. 13 to Registration Statement No. 333-60461 on Form S-6 of our report dated February 8, 2002, related to the statement of assets and liabilities of Pacific Select Exec Separate Account of Pacific Life Insurance Company as of December 31, 2001, and the related statement of operations and financial highlights for the year then ended and the statements of changes in net assets for each of the two years in the period then ended, and of our report dated February 27, 2002, related to the consolidated financial statements of Pacific Life Insurance Company and subsidiaries as of December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001, appearing in the Prospectus of Pacific Select Exec II, which is part of such Registration Statement.

We also consent to the reference to us under the heading "Experts" appearing in such Prospectus.


/s/DELOITTE & TOUCHE LLP

Costa Mesa, California
April 19, 2002